Exhibit 12.1

Computation of Ratio of Earnings to Fixed Charges

	For the Years Ended December 31,
	2010		2009	2008		2007	2006
INCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(52,606)		$(30,716)	$(132,740)		$(5,009)	$48,198
Plus:
Total Fixed Charges (See below)	90,159		117,359	117,663		125,005	112,335
Less:
Preferred stock dividend (1)	(14,922)		(17,666)	(3,308)		—	—

Total Earnings	$22,631		$68,977	$(18,385)		$119,996	$160,533

Fixed Charges
Total interest expense (2)	$72,442		$97,119	$112,097		$122,354	$109,808
Interest included in operating lease rental expense (3)	2,795		2,574	2,258		2,651	2,527
Preferred stock dividend (1)	14,922		17,666	3,308		—	—

Total Fixed Charges	$90,159		$117,359	$117,663		$125,005	$112,335

Ratio of Earnings to Fixed Charges	0.25x		0.59x	(0.16	)x	0.96x	1.43x

EXCLUDING INTEREST ON DEPOSITS
Earnings
Income (loss) before income taxes	$(52,606)		$(30,716)	$(132,740)		$(5,009)	$48,198
Plus:
Total Fixed Charges excluding interest on deposits (See below)	45,873		48,195	29,384		27,975	25,069
Less:
Preferred stock dividend (1)	(14,922)		(17,666)	(3,308)		—	—

Total Earnings	$(21,655)		$(187)	$(106,664)		$22,966	$73,267

Fixed Charges
Total interest expense (2)	$72,442		$97,119	$112,097		$122,354	$109,808
Interest included in operating lease rental expense (3)	2,795		2,574	2,258		2,651	2,527
Preferred stock dividend (1)	14,922		17,666	3,308		—	—
Less: Interest expense on deposits	(44,286)		(69,164)	(88,279)		(97,030)	(87,266)

Total Fixed Charges excluding interest on deposits	$45,873		$48,195	$29,384		$27,975	$25,069

Ratio of Earnings to Fixed Charges (excluding interest on deposits)	(0.47	)x	0.0x	(3.63	)x	0.82x	2.92x

(1)	The preferred stock dividend amount has been grossed up to compute the pre-tax income equivalent assuming an estimated 35% tax rate.
(2)	Interest expense includes cash interest expense on deposits and other debt and amortization of debt issuance costs.
(3)	Calculation of interest included in operating lease rental expense is representative of the interest factor attributable to the lease payment.